Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
EBIX, INC.,
AS AMENDED

I

The name of the Corporation is Ebix, Inc.

II

The address of the registered office of the Corporation in the State of Delaware is 100 West Tenth Street in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

IV

The Corporation is authorized to issue two classes of stock designated “Preferred Stock” and “Common Stock,” respectively. The total number of shares of Preferred Stock authorized to be issued is 500,000 and each of such shares shall have a par value of ten cents ($.10). The total number of shares of Common Stock authorized to be issued is 10,000,000 and each such share shall have a par value of ten cents ($.10).

The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including but not limited to the fixing or alteration of the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series or shares of Preferred Stock, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of the shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Conversion of Common Stock.

Effective at 12:01 a.m., New York City time, on October 1, 2002, (a) each eight (8) shares of issued and outstanding Common Stock shall automatically, without the necessity of any further action on the part of the holder thereof, be converted into and reclassified as one (1) share of Common Stock. Upon the occurrence of the conversion and reclassification effected by this Article IV (the “Conversion”), each certificate for outstanding shares of Common Stock dated prior to the effective date of the Conversion (each an “Old Certificate”) shall evidence, and be deemed to evidence, the number of shares of Common Stock into which the shares previously evidenced by such Old Certificate shall have been converted and reclassified in accordance with this Article IV, and the Conversion shall become effective in accordance with the terms hereof, whether or not any or all of the Old Certificates shall have been surrendered or new certificates evidencing the number of shares of Common Stock into which such shares have been converted and reclassified have been issued in accordance with Article IV hereof.

Subsequent Reissuance of Certificates.

Following the occurrence of the Conversion, each holder of shares of Common Stock shall receive a letter of transmittal from the Corporation’s transfer agent and shall either (a) surrender each Old Certificate evidencing any such shares pursuant to the instructions in such letter of transmittal or (b) notify the Corporation that such Old Certificate has been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with the reissuance of such lost, stolen or destroyed Old Certificate. The Corporation shall thereupon issue and deliver, or cause to be issued and delivered, to such holder a certificate or certificates, in the name shown on such Old Certificate, for the number of whole shares of Common Stock into which the shares of Common Stock evidenced by the surrendered (or lost, stolen or destroyed) Old Certificate have been converted and reclassified, dated as of the date on which the Conversion became effective. The Corporation shall not be obligated to issue any certificate evidencing shares of Common Stock in connection with the Conversion except in accordance with this Article IV.

Fractional Shares.

Notwithstanding the foregoing, no fraction of a share of Common Stock shall be issued by virtue of the Conversion, but in lieu thereof, each holder of shares of Common Stock who would otherwise be entitled to a fraction of a share of Common Stock by virtue of the Conversion (after aggregating all fractional shares of Common Stock to be received by such holder) shall receive from the Corporation the number of shares of Common Stock the holder would otherwise be entitled to by virtue of the Conversion, rounded up to the next number of whole shares of Common Stock.

Par Value of Common Stock.

The par value of the Common Stock as set forth above shall remain unchanged by the Conversion.

V

The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

VI

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation.

VII

Election of directors at an annual or special meeting of shareholders need not be by written ballot.

VIII

Special meetings of the shareholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the Bylaws of the Corporation, include the power to call such meetings, but such special meetings may not be called by any other person or persons; provided, however, that if and to the extent that any special meeting of stockholders may be called by any other person or persons specified in any provisions of the Certificate of Incorporation or any amendment thereto or any certificate filed under Section 151(g) of the General Corporation Law of Delaware (or its successor statute as in effect from time to time hereunder), then such special meeting may also be called by the person or persons, in the manner, at the times and for the purposes so specified.

IX

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

X

The name and mailing address of the incorporator of the Corporation is:

Mr. Richard R. Janssen
c/o Alan J. Barton, Esq.
Paul, Hastings, Janofsky & Walker
1299 Ocean Avenue, Fifth Floor
Santa Monica, California 90401

XI

A director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that this sentence shall not eliminate or limit the liability of a director (i) for any breach of his duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derives an improper personal benefit. This Article XI shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when this Article XI becomes effective.